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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT OF
                        BYLAWS OF UNITED AUTO GROUP, INC.
                                      *****

      United Auto Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

      FIRST: That at a meeting of the Board of Directors of United Auto Group, Inc., resolutions were duly adopted setting the following proposed amendments to the Bylaws of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof:

   1. Article III, Section 2, of the Bylaws of United Auto Group, Inc. is hereby amended and restated in its entirety as follows:

      "SECTION 2. ELECTION OF DIRECTORS. At each annual meeting of stockholders of the Corporation, the directors elected at such meeting shall serve for a one-year term expiring at the next annual meeting of stockholders or until their earlier death, resignation or removal."

   2. Article III, Section 4, of the Bylaws of United Auto Group, Inc. is hereby amended and restated in its entirety as follows:

      "SECTION 4. FILLING OF VACANCIES. Any vacancy among the directors, occurring from any cause whatsoever, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director; PROVIDED, HOWEVER, that the stockholders removing any director may at the same meeting fill the vacancy caused by such removal; and PROVIDED, FURTHER, that if the directors fail to fill any such vacancy, the stockholders may at any special meeting called for that purpose fill such vacancy. In case of any increase in the number of directors, the additional directors may be elected by the directors in office before such increase.

      Any person elected to fill a vacancy shall hold office, subject to the right of removal as hereinbefore provided, until the next annual meeting of stockholders or until their earlier death, resignation or removal."

      SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by the Bylaws were voted in favor of the amendments.

      IN WITNESS WHEREOF, United Auto Group, Inc. has caused this certificate to be signed this 21st day of May 2004.

--------------------------
By:  Shane M. Spradlin
Its: Secretary